Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 11, 2021, except for the effects of the restatement in Notes 1, 2, 4, 9, 11 and the critical audit matter related to the accounting for sales taxes, as to which the date is August 23, 2021, with respect to the financial statements included in the Annual Report of Insignia Systems, Inc. on Form 10-K/A for the year ended December 31, 2020. We hereby consent to the incorporation by reference of said report in the following Registration Statements of Insignia Systems, Inc. on the Forms indicated:

Form S-8:

File No. 333-226670, effective August 8, 2018
File No. 333-205961, effective July 30, 2015
File No. 333-197933, effective August 7, 2014
File No. 333-188761, effective May 22, 2013
File No. 333-182981, effective August 1, 2012

/s/ Baker Tilly US, LLP
(formerly known as Baker Tilly Virchow Krause, LLP)

Minneapolis, Minnesota
August 23, 2021